EXHIBIT 10.1






                         ASSIGNMENTS AND TRANSFERS OF
                         INTERESTS IN THIS AGREEMENT
                          ARE RESTRICTED AS PROVIDED
                           IN SECTION 12.17 HEREOF





                 ____________________________________________

                    CRUDE OIL PURCHASE AND SALE AGREEMENT
                 ____________________________________________


                            TRITON COLOMBIA, INC.

                                  as seller

                                     and

                                 OIL CO. LTD.

                                 as purchaser








                     ____________________________________

                           Dated as of May 25, 1995
                     ____________________________________



                              TABLE OF CONTENTS

                                                                      Page No.


                                  ARTICLE I

                             DEFINITIONS                                  1
1.1  Definitions.                                                         1

                                  ARTICLE II

                          SALE AND PURCHASE                              10
2.1  Sale and Purchase                                                   10
2.2  Delivery                                                            12
2.3  Quality                                                             15
2.4  Quantity.                                                           15
2.5  Compliance with Delivery Schedule                                   15
2.6  True Up Payments and True Up Deliveries                             17

                                 ARTICLE III

                                 TERM                                    19
3.1  Term                                                                19

                                  ARTICLE IV

                   AFFIRMATIVE COVENANTS OF TRITON                       19
4.1  Performance                                                         19
4.2  Information                                                         19
4.3  Insurance                                                           22
4.4  Compliance with Laws, Etc.                                          22
4.5  Taxes                                                               22
4.6  Existence                                                           23
4.7  Development of Cusiana Project                                      23
4.8  Crude Reserves                                                      23
4.9  Reserved                                                            23
4.10  U.S. Tax Matters                                                   23
4.11  Delivery of Crude Oil                                              24
4.12  Audit                                                              24
4.13  Proceeds                                                           24
4.14  Nominated Amount                                                   25
4.15  Additional Crude Purchase Agreement                                25
4.16  Prepayment of Cash Calls                                           25
4.17  Conduct of Business                                                25

                                  ARTICLE V

                     NEGATIVE COVENANTS OF TRITON                        25
5.1  No Assignment or Amendment                                          25
5.2  Maintenance of Cusiana Interest Revenues and Reserves               26
5.3  Limitation on Liens on Sale, Lease or Conveyance of Assets          26
5.4  Manner of Forward Sales                                             27

                                  ARTICLE VI

                   AFFIRMATIVE COVENANTS OF OIL CO.                      28
6.1  Performance                                                         28

                                 ARTICLE VII

                           SPECIFIED EVENTS                              28
7.1  Specified Events                                                    28
7.2  Damages Payable Upon Occurrence of Specified Event                  30

                                 ARTICLE VIII

                    REPRESENTATIONS AND WARRANTIES                       31
8.1  Representations and Warranties of Triton                            31
8.2  Representations and Warranties of Oil Co.                           35

                                  ARTICLE IX

                         CONDITIONS PRECEDENT                            36
9.1  MGT Crude Purchase Agreement                                        36
9.2  Transaction Documents                                               36
9.3  Opinions and Certifications                                         36
9.4  Issuance of Notes and Certificates                                  36

                                  ARTICLE X

                            FORCE MAJEURE                                36
10.1  Excuse for Nonperformance                                          36
10.2  Definition                                                         37
10.3  Notice and Cure                                                    38

                                  ARTICLE XI

                                   RESERVED
                                                                         38

     ARTICLE XII

                          GENERAL PROVISIONS                             38
12.1  Confidentiality                                                    38
12.2  Survival of Representations and Warranties                         39
12.3  Headings                                                           39
12.4  Rights and Remedies Cumulative                                     40
12.5  Entire Agreement                                                   40
12.6  Construction                                                       40
12.7  Severability                                                       40
12.8  Governing Law; Jurisdiction                                        40
12.9  Binding Agreement                                                  41
12.10  JURY TRIAL                                                        42
12.11  No Agency                                                         42
12.12  No Third-Party Beneficiaries                                      42
12.13  Enforcement                                                       42
12.14  Notice                                                            42
12.15  No Waiver                                                         44
12.16  Further Assurances                                                44
12.17  Assignability                                                     44
12.18  Counterparts; Filing                                              45
12.19  Modification of Agreement                                         45
12.20  Purchase of Notes or Certificates                                 45



     Schedule  A. . . . Delivery Schedule
     Schedule  B. . . . Conditions of Sale
     Schedule  C. . . . Current Liens
     Schedule  D. . . . Litigation
     Exhibit   A. . . . Oil Co. Power of Attorney
     Exhibit   B. . . . Triton Power of Attorney



                                      --
                          Triton Purchase Agreement


          THIS AGREEMENT is made and entered into as of the 25th day of May, 1995, by and between TRITON COLOMBIA, INC., a Delaware corporation including a branch located in the Republic of Columbia ("Triton"), with offices at Carrera 9A #99-02, Oficina 407, Apartado Aereo 30277, Santa Fe de Bogota, Colombia, and OIL CO. LTD., a Cayman Islands company ("Oil Co."), c/o Caledonian Bank & Trust Limited, Caledonian House, Mary Street, George Town, Cayman Islands, B.W.I., Attention: David Sargison.


                               R E C I T A L S:

          WHEREAS, Triton desires to sell, and Oil Co. desires to purchase, Crude Oil (as hereinafter defined), subject to the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:


                                  ARTICLE I

                                 DEFINITIONS

          1.1  Definitions.   As used herein, the following terms shall have
the following means:

          "Acceleration Expenses" shall be determined in accordance with
Section 12.13 hereof.

          "Additional Crude Purchase Agreement" shall mean that additional crude oil purchase and sale agreement dated as the date hereof by and between MGT and Triton.

          "Affiliate" shall mean, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the right or power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agreement" shall mean this Agreement and shall include all amendments, modifications and supplements hereto as the same may be in effect from time to time.

          "Applicable Instruments" of any Person shall mean the Certificate or Articles of Incorporation or the Certificate and Memorandum of Association, by-laws and other corporate documents of such Person and all contracts, indentures, agreements, instruments and documents to which such Person is a party or by which such Person or any assets of such Person may be bound or affected (it being understood that a Person shall be deemed to be affected by a contract, indenture, agreement, document or instrument (collectively, "instruments") without being a party to such instrument, if such instrument, inter alia, directly or indirectly imposes a restriction or limitation on the operations or affairs of such Person).

          "Association Contract(s)" shall mean the Santiago de las Atalayas Association Contract, the Tauramena Association Contract and/or the Rio Chitamena Association Contract, including all amendments, modifications and supplements thereto, which are defined in the recitals to the Joint Operating Agreement.

          "Bankruptcy Code" shall mean the United States Federal Bankruptcy Code of 1978, as amended from time to time.

          "Barrel" shall mean 42 U.S. gallons of 231 cubic inches each of Crude Oil, adjusted for basic sediment and water, and corrected to sixty degrees Fahrenheit (60F) and one (1) atmosphere of pressure.

          "Benchmark Price" shall mean the arithmetic average (rounded to the nearest tenth of a cent) of the official settlement prices of the first nearby NYMEX light sweet crude oil futures contract (the "NYMEX Settlement Price"), or if the NYMEX Settlement Price is not available for ten consecutive Business Days, the Fallback Price, for each Trading Day during each calendar Month in which a delivery of Crude Oil is scheduled to occur or occurs stated in U.S. Dollars, minus $2.40 per Barrel.

          "BL Date" shall mean, for a cargo of Crude Oil or Substitute Crude Oil, the date of the bill of lading for that cargo.

          "Brent" shall mean Brent Blend Crude Oil made available for loading at the Sullum Voe terminal, United Kingdom.

          "Business Day" shall mean any day other than Saturday, Sunday and any day on which commercial banking institutions in New York City or Dallas, Texas are authorized or obligated by law or executive order to close.

          "Cash Call" shall mean a request for an Advance (as defined in Annex A (General Provisions) of the Joint Operating Agreement) made by the operator under such Joint Operating Agreement to Triton in connection with the activities in the Contract Area.

          "Cash Call Deficiency Account" shall mean the account established pursuant to the terms of the Indenture and funded on the date hereof in an amount equal to $30,000,000.

          "Certificate Purchase Agreements" shall mean those certificate purchase agreements dated as of May 25, 1995 by and between Oil Co. and each Purchaser listed in Schedule I thereto (including any side letters delivered pursuant thereto).

          "Certificates" shall mean the 8.9% Certificates due 2000 issued pursuant to the Trust Agreement.

          "Colombia" shall mean the Republic of Colombia.

          "Contract Area" shall mean the Santiago de las Atalayas Contract Area, the Tauramena Contract Area and Rio Chitamena Contract Area covered by the Association Contracts or all such portions thereof as may be held by any of the parties to the Joint Operating Agreement under the terms of such Joint Operating Agreement.

          "Crude Oil" (when capitalized) shall mean (a) crude oil that is allocable to Triton's Participating Interest in available crude oil under the Joint Operating Agreement and (b) Substitute Crude Oil, if any, as provided for under Section 2.5 hereof. "Crude oil" (when not capitalized) means crude oil or other liquid hydrocarbons that do not satisfy one or more of the characteristics of Crude Oil (the capitalized term).

          "Cusiana Project" shall mean the activities jointly undertaken with respect to the development of the Contract Area as contemplated by the Joint Operating Agreement.

          "Delivery Cycle" shall have the meaning specified in Section 2.5(a)(iii) hereof.

          "Delivery Point" shall have the meaning specified in Section 2.2(c) hereof.

          "Delivery Requirement" shall mean the Barrels to be delivered each Month, pursuant to Schedule A.

          "Dollars" or "$" shall mean dollars of the United States of America.

          "Fallback Price" shall mean the arithmetic average of the high and low prices for prompt (also known as "first line") West Texas Intermediate
(WTI) crude oil delivered at Cushing, Oklahoma published in the issue of Platt's Oilgram Price Report that reports prices effective on the relevant Trading Day in each calendar Month in which a delivery of Crude Oil is scheduled to occur or occurs.

          "Financing Options" shall mean (i) a sale of property or assets (subject to Article V hereof); (ii) a draw-down on letters of credit or other credit facilities including bank loans or inter-company loans; (iii) an issue of debt; and (iv) an issue of equity including, in the case of each of clause
(iii) and clause (iv), issues of Triton or its parent, TEC.

          "Force Majeure" shall have the meaning assigned to such term in
Section 10.2 hereof.

          "Forecast" shall mean a report to be delivered by Triton to Oil Co. pursuant to Section 4.2(g) hereof.

          "Forecast Shortfall" shall mean, for any period, a projection by Triton that Triton shall not be able to deliver 100% of the Barrels in fulfillment of the Delivery Requirement due for such period pursuant to
Section 2.4 hereof by the end of such period.

          "Forties" shall mean Forties Blend Crude Oil which has been transported through and stabilized at the Kerse of Kinneil and which is suitable for loading into tankships.

          "Forward Sales" shall mean sales of Crude Oil by Triton in which payment for such Crude Oil is required to be received 30 days or more prior to the BL Date for such Crude Oil.

          "Government" shall mean the government of, or an agency, board, bureau, commission, court, department, or instrumentality of, Colombia or of any political subdivision of Colombia.

          "Governmental Requirements" shall mean all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like of any government or any commission, board, court, agency, instrumentality or political subdivision thereof (including, without limitation, the Government).

          "Indebtedness" shall mean all items classified as liabilities for money borrowed in accordance with U.S. generally accepted accounting principles, and shall include capitalized leases and guarantees or endorsements (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of indebtedness of others.

          "Indenture" shall mean the Indenture entered into by Oil Co., First Trust of New York, National Association, as Fiscal Agent, and the Indenture Trustee on the date hereof providing for the issuance of the Notes.

          "Indenture Trustee" shall mean the Indenture Trustee for the Notes pursuant to the Indenture.

          "Joint Operating Agreement" shall mean the Joint Operating Agreement for the Santiago de las Atalayas, Tauramena and Rio Chitamena Association Contract Areas By and Among BP Exploration Company (Colombia) Limited, TOTAL Exploratie En Produktie Mij B.V. and Triton Colombia, Inc. dated March 29, 1994, as amended and in effect from time to time, including annexes and exhibits thereto.

          "Letter of Indemnity" shall mean a letter of indemnity in a form generally accepted by purchasers of Brent or Forties, as the case may be, co-signed or guaranteed by a bank acceptable to Oil Co. or the Person who purchases Crude Oil from Oil Co.

          "Lien" shall mean, as applied to property or assets, real or personal, tangible or intangible, any pledge, mortgage, lien, charge, security interest or encumbrance of any kind thereon (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof or the interest of the lessor under any capitalized lease).

          "MGT" shall mean Morgan Guaranty Trust Company of New York, a New York banking corporation, its successors and permitted assigns.

          "MGT Crude Purchase Agreement" shall mean that crude oil purchase and sale agreement dated as of the date hereof by and between Oil Co. and MGT.

          "Month" shall mean a calendar month beginning on the first day of January, February, March, April, May, June, July, August, September, October, November or December in any Year.

          "Notes" shall mean the 8.9% Notes due 2000 issued by Oil Co. pursuant to the Indenture.

          "NYMEX" shall mean the New York Mercantile Exchange or its successor.
          "Oil Reserve Estimate" shall mean, on an after-tax basis, the standardized measure of discounted future net cash inflows related to proved oil reserves as calculated in accordance with Statement of Financial Accounting Standards No. 69, as in effect on the date hereof, as adjusted for any (i) back-in interests or interest equalization and unitization arrangements with third parties and (ii) acquisitions, transfers or dispositions of interests in such reserves since the date as of which such standardized measure has been calculated (it being understood that in the case of any acquisition the right to include such estimate shall be dependent upon the availability of such estimate from a nationally recognized engineering firm.)

          "Participating Interest" shall mean at any particular time and in relation to a party to the Joint Operating Agreement the undivided interest, net of royalty interests as appropriate, expressed as a percentage which such party has at that time pursuant to such Joint Operating Agreement.

          "Permitted Lien" shall have the meaning specified in Section 5.3 hereof.

          "Person" (whether or not capitalized) shall mean any individual, corporation, company, partnership, joint venture, trust, estate, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

          "Pipeline" shall mean the Oleoducto Central, a crude oil pipeline from the Cusiana and Cupiagua fields to the Port, owned and/or operated by Oleoducto Central, S.A., its successors or assigns, as the same may be upgraded or expanded from time to time.

          "Pledge Agreement" shall mean that pledge agreement dated as of the date hereof by and between Oil Co. and the Indenture Trustee.

          "Port" shall mean the port of Coveas, Colombia.

          "Prepaid Price" shall have the meaning specified in Section 2.1(a)(i) hereof.

          "Purchase Price" shall have the meaning set forth in Section 2.1(a) hereof.

          "Remote Delivery Point" shall have the meaning specified in Section 2.2(c) hereof.

          "Required Deliverable Barrels" shall mean, for each Month during the term of this Agreement, two times the aggregate number of Barrels remaining to be delivered under Schedule A for the period from such Month through and including the last Month provided under Schedule A.

          "Required Documents" shall have the meaning specified in Section 2.2(f) hereof.

          "Schedule A" shall mean the schedule of delivery by Triton to Oil Co. of Barrels attached hereto, as the same may be adjusted or amended from time to time in accordance with the terms hereof.

          "Self-Financing" shall mean the date (the "Certificate Date") on which the following is true:

First:

1) For the six-Month period preceding the Month in which the Certificate Date occurs (the "Actual Period"), (a) the difference of (i) the product of the amount of Crude Oil actually produced from the Contract Area relating to Triton's Participating Interest for the Actual Period, multiplied by the invoice settlement prices received by Triton for the Crude Oil from the Contract Area, minus (ii) the sum of the products of (x) the aggregate amount of Crude Oil that has been delivered pursuant to Schedule A in the Actual Period, multiplied by the Fixed Price per Barrel received by Triton under this Agreement and (y) the aggregate amount of Crude Oil that has been delivered under the Additional Crude Purchase Agreement in the Actual Period, multiplied by the Fixed Price (as defined in the Additional Crude Purchase Agreement), less (b) the sum of operating expenses and capital expenditures allocable to Triton's Participating Interest actually incurred in the Actual Period in connection with the operation and development of the Contract Area, is a number greater than zero (such number being referred to herein as the "Actual Period Cash Call Excess"); and 2) For the six-month period immediately following the Actual Period (the "Projected Period"), the difference of (a) the product of (i) the amount of Crude Oil projected to be produced from the Contract Area relating to Triton's Participating Interest for the Projected Period multiplied by (ii) the sum of (x) the arithmetic average (rounded to the nearest tenth of a cent) of the official settlement price of the NYMEX light sweet crude oil futures contract for delivery at Cushing, Oklahoma, in each of the Months of the Projected Period as reported on the last Trading Day of the Actual Period, stated in U.S. Dollars, plus (y) any premium or deficiency with respect to the delivered price of Cusiana Crude Oil F.O.B. the Port, which premium or deficiency shall be calculated as the average of the difference between the arithmetic average of invoice settlement prices received by Triton for Crude Oil from the Contract Area (exclusive of Crude Oil to be delivered pursuant to Schedule A and the Additional Crude Purchase Agreement) for the three Months preceding the Month in which the Certificate Date occurs and the official settlement price of the NYMEX light sweet crude futures contract for delivery at Cushing, Oklahoma in the Month corresponding to the date of such invoice, or if there is more than one invoice date, the average of such NYMEX settlement prices for delivery in the Months corresponding to the dates of such invoices, minus (b) the sum of the products of (x) the aggregate amount of Crude Oil that is to be delivered pursuant to Schedule A in the Projected Period, multiplied by the Fixed Price per Barrel received by Triton under this Agreement and (y) the aggregate amount of Crude Oil that is to be delivered under the Additional Crude Purchase Agreement in the Projected Period, multiplied by the Fixed Price (as defined in the Additional Crude Purchase Agreement), less (c) the sum of projected operating expenses and capital expenditures allocable to Triton's Participating Interest to be incurred in connection with the operation and development of the Contract Area during the Projected Period, is a number greater than zero (such number being referred to herein as the "Projected Period Cash Call Excess"); and

Second: That the sum of the Actual Period Cash Call Excess and the Projected Period Cash Call Excess is an amount equal to or greater than the aggregate projected Cash Calls allocable to Triton's Participating Interest for the six-Month period immediately following the Projected Period (net of any prepaid capital expenditures made under Section 4.16 hereof); and

Third: The average number of Barrels per day produced from the Contract Area for the 90 day period immediately preceding the Certificate Date was equal to or greater than 200,000.

          "Self-Financing Certificate" shall mean a certificate prepared and signed by an executive officer of Triton stating that the Cusiana Project is Self-Financing based upon a calculation and analysis set forth in reasonable detail in such certificate, which calculation and analysis shall be consistent with and supported by, documents containing the following information (attached to the Self-Financing Certificate): (i) the most current full field Contract Area development projections; (ii) the most current approved annual budget for the Cusiana Project; (iii) the most current expected crude oil production forecast for the relevant period corresponding to the Self-Financing Certificate; and (iv) any invoices used to establish the price, premium or deficiency described in the definition of Self-Financing, each document described in clauses (i), (ii) and (iv) preceding prepared by the operator under the Joint Operating Agreement and reviewed and analyzed by Triton in connection with its preparation of the Self-Financing Certificate.

          "Shortfall" shall mean, for any period, the failure of Triton to deliver Barrels in accordance with the Delivery Requirement specified in Schedule A hereof.

          "Specified Event" shall have the meaning specified in Section 7.1 hereof.

          "Subsidiary" shall mean any Person of which at least 50% of the total voting power of outstanding shares of capital stock entitled (without regard to the occurrence of any contingency which does or may suspend or dilute the voting rights of such stock) to vote in the election of directors, managers or trustees thereof is at such time owned or controlled, by any person directly or through one or more of the other Subsidiaries of that Person or a combination thereof.

          "Substitute Crude Oil" shall mean Brent and Forties.

          "TEC" shall mean Triton Energy Corporation, a Texas corporation, with offices at 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206, and its successors and assigns.

          "Trading Day" shall mean any day on which NYMEX is open for business; provided, however, that if the NYMEX Settlement Price is not available for ten consecutive Business Days in a calendar Month, Trading Day shall mean any day on which the NYMEX Settlement Price is not available and for which Platt's Oilgram Price Report publishes effective prices for prompt West Texas Intermediate (WTI) crude oil delivered at Cushing, Oklahoma.

          "Transaction Documents" shall mean this Agreement, the MGT Crude Purchase Agreement, the Trust Agreement, the Additional Crude Purchase Agreement, the Indenture, the Certificate Purchase Agreements and the Pledge Agreement.

          "True Up Payment" and "True Up Delivery" shall have the respective meanings specified in Section 2.6 hereof.

          "Trust Accounts" shall mean the Interest Reserve Account, the Collection Account, the Cash Call Deficiency Account, the Note Proceeds Account, the Administrative Account, the Expense Reserve Account and the Debt Service Account established pursuant to the terms of the Indenture.

          "Trust Agreement" shall mean the Trust Agreement, dated as of May 25, 1995, between Oil Co. and First Trust of New York, National Association, as Trustee.

          "United States" shall mean the States, District of Columbia, territories, possessions and territorial waters of the United States of America.

          "Year" shall mean a period of one year beginning on January 1 and ending on December 31.


                                  ARTICLE II

                              SALE AND PURCHASE

          2.1 Sale and Purchase . During the term of this Agreement, and subject to and upon the terms, provisions and conditions contained in this
Agreement:

     (a) In consideration of the payment by Oil Co. to Triton of U.S. $125,000,000 (the "Purchase Price"), Triton hereby sells and agrees to deliver, or cause to be delivered, to Oil Co. at the Delivery Point in each Month the Crude Oil produced from or allocable to Triton's Participating Interest in fulfillment of the Delivery Requirement on the terms and conditions set forth in this Agreement, and Oil Co. hereby purchases and accepts or agrees to provide for acceptance of delivery of such Crude Oil on the terms and conditions set forth in this Agreement. The Purchase Price will be comprised of the following components:

          (i) payment in immediately available funds by Oil Co. to Triton of U.S. $86,609,569.44 (the "Prepaid Price") immediately following the execution and delivery of this Agreement, receipt of which is hereby acknowledged by Triton;

         (ii) payment to Triton of deferred payments, if any, from Oil Co. representing amounts released to Triton from the following Trust Accounts:
the Interest Reserve Account, the Expense Reserve Account and the Debt Service Account, each as provided in the Indenture; and

        (iii) upon delivery of a Self-Financing Certificate, if no Specified Event has occurred and is continuing and absent any manifest error or incompleteness in the preparation of the Self-Financing Certificate, payment to Triton of the balance of any funds held in the Cash Call Deficiency Account five Business Days following the date of delivery to Oil Co. of such Self-Financing Certificate; provided, however, that regardless of whether the Cusiana Project has become Self-Financing, at such time as the Delivery Requirement and all other payment obligations under the terms of this Agreement have been satisfied by Triton, any and all amounts remaining in the Cash Call Deficiency Account at such time shall be payable to Triton; provided, further, however, that at the time of the expiration of the term of this Agreement and the delivery by Triton of all amounts of Crude Oil provided on Schedule A, any amounts held in the Trust Accounts that are not required to be distributed to the holders of Notes, the Indenture Trustee or to Oil Co. for payment of certain costs and expenses, each as provided by the terms of the Indenture, shall be payable to Triton except that a payment of $1,000 shall be made to Oil Co. from the moneys to be released from the Trust Accounts prior to such release to Triton.

     (b) Oil Co. acknowledges that it is the intent of Triton to satisfy its obligations hereunder by the delivery of Crude Oil produced from or allocable to Triton's Participating Interest subject to the provisions hereof relating to the delivery by Triton of Substitute Crude Oil.

     (c) Triton hereby agrees to indemnify Oil Co., its officers, directors, employees, agents, representatives and insurers, and save each of them harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of (i) Triton's breach of any of its representations and warranties contained in Article VIII hereof, (ii) claims for payment (whether in cash or kind) by any and all third parties in respect of royalties, gross severance taxes, petroleum excise taxes or any other tax whatsoever, license fees or charges which may be levied or assessed or otherwise applicable upon the distribution, sale and transportation of any Crude Oil delivered hereunder prior to its delivery to Oil Co., or (iii) claims for payment by any and all third parties who purport to be entitled to receive any portion of the proceeds from, or any payment relating to, the sale of the Crude Oil to Oil Co. under this Agreement, with the exception of any claims resulting solely from the action or inaction of Oil Co. Additionally, Triton hereby agrees to indemnify Oil Co. and save it harmless from all expenses arising from or out of any Colombian export, income or withholding taxes which may be levied and assessed upon Oil Co., its employees or its agents, in respect of any delivery or sale of Crude Oil to Oil Co. hereunder or of Government Crude Oil to the Government or the resale of such Crude Oil by Oil Co. at substantially the same delivery point that Oil Co. received such Crude Oil. Triton will pay any such expenses directly to Oil Co. upon demand by Oil Co. in immediately available funds.

     (d) The Purchase Price shall be payable outside of the United States by Oil Co. to Triton by credit for Triton to the account of Triton Colombia, Inc., ABA 021000238, Account Number: 00150957, Account Number: Triton Columbia, Inc. at Morgan Guaranty Trust Company of New York.

          2.2  Delivery .

          (a) Deliveries of Crude Oil hereunder shall be as follows: Triton shall cause all deliveries of Crude Oil to be made on an F.O.B. basis at the Delivery Point or the Remote Delivery Point with any transportation costs incurred to the Delivery Point or Remote Delivery Point being for the account of Triton.

          (b) Title to, and all risk of loss, damage, contamination, deterioration and evaporation of or by the Crude Oil delivered hereunder shall pass to Oil Co. at each of the Delivery Points or Remote Delivery Points specified in Section 2.2(c) when the relevant vessel containing all or any portion of any cargo of Crude Oil delivered hereunder reaches the first point beyond the territorial waters of Colombia or the Crude Oil enters the inlet flange or other receiving equipment, as the case may be.

          (c) The "Delivery Point" shall be the first point beyond the territorial waters of Colombia reached by any vessel containing all or any portion of any cargo of Crude Oil which was loaded at the Port. Triton may elect that the Delivery Point shall be the connection of the inlet flange or other receiving equipment of the vessel into which a delivery is being made at the Port (it being understood that Triton shall notify Oil Co. of such request at least fifteen days prior to the date on which the relevant delivery of Crude Oil is to be made), provided that, (i) Triton shall have delivered an opinion of counsel, rendered by an internationally-recognized Colombian law firm, addressed to each holder of a Certificate, each holder of a Note, Oil Co., MGT and the Indenture Trustee, opining that Triton's delivery of Crude Oil to the connection of the inlet flange or other receiving equipment of the vessel shall not result in the incurrence of any Colombian tax or any other adverse tax consequence to Oil Co., MGT, the Indenture Trustee, the Noteholders or the Certificateholders, which opinion shall be reasonably satisfactory to MGT and the Majority Holders (as defined in the Indenture); and (ii) the authentication by Colombian governmental authorities of the power of attorney attached hereto as Exhibit A. A "Remote Delivery Point" shall be that delivery point fixed from time to time in the event that Triton tenders Substitute Crude Oil pursuant to Section 2.5 hereof. Notwithstanding the foregoing, the Delivery Point and the Remote Delivery Point shall in no event be a place located in the United States.

          (d) Triton shall commence delivering Barrels to Oil Co. during the first full Month following the date hereof and shall continue to make deliveries of Barrels of Crude Oil in accordance with Schedule A attached hereto.

          (e) In the event a Specified Event occurs and upon the election of Oil Co., the number of Barrels to be delivered in the Month in which the election by Oil Co. occurs and in each Month thereafter shall be equal to the sum of (i) the number of Barrels to be delivered for that Month as set forth in Schedule A plus (ii) an additional number of Barrels equal to 50% of such Barrels to be delivered in such related Month. In each Month, the delivery of such additional number of Barrels shall be applied to reduce the amount of the Delivery Requirement of the last Month listed for deliveries of Barrels on Schedule A until such Delivery Requirement is reduced to zero and then shall be applied to reduce the amount of the Delivery Requirement of the next to last Month listed for deliveries of Barrels on Schedule A and so on in reverse chronological order.

         (f) The parties agree to comply with the conditions of sale (including, without limitation, those relating to measurement, sampling, presentation of date range, nomination of vessels, berthing, loading and damages for delay) that are generally observed from time to time by crude oil market participants at and immediately prior to the Delivery Point or any Remote Delivery Point, as the case may be, to the extent that such conditions of sale are not inconsistent with the terms of this Agreement. The parties agree that Schedule B contains the conditions of sale that, as of the execution and delivery of this Agreement, are generally observed by crude oil market participants at the Delivery Point and each Remote Delivery Point, and such terms and conditions shall be observed by the parties, subject to the terms and conditions of this Section 2.2(f). Without limitation of the foregoing, for each delivery of Crude Oil made hereunder, Triton shall promptly provide Oil Co. with originals of each of the following documents relating to the Crude Oil to be delivered at the Delivery Point or a Remote Delivery Point: (i) the duly endorsed clean bills of lading, (ii) invoices,
(iii) inspection reports, (iv) Certificates of Origin, (v) Certificates of Quality and Quantity, and (vi) such other documents as are necessary or customary in similar transactions. "Required Documents" shall mean collectively those documents described in clauses (i) through (vi) immediately preceding this sentence. It is understood and agreed that with respect to any delivery of Substitute Crude Oil made by Triton hereunder, Triton shall, by not later than the tenth (10th) day following the BL Date of a delivery of Substitute Crude Oil, provide Oil Co. with either the Required Documents relating to such Substitute Crude Oil or a Letter of Indemnity covering such Required Documents. It is further understood that the delivery of such Letter of Indemnity shall not relieve Triton of its obligation to deliver the Required Documents relating to the Substitute Crude Oil so delivered as promptly as practicable. In addition, at or prior to the execution and delivery of this Agreement, (i) Oil Co. shall grant to Triton a power of attorney, substantially in the form of Exhibit A hereto and (ii) Triton shall grant to Oil Co. a power of attorney, substantially in the form of Exhibit B hereto.

          Each delivery of Crude Oil by Triton pursuant to the terms of this Agreement shall not be deemed to be delivered to Oil Co. until such time as MGT shall have received from Oil Co. or its agent the Required Documents relating to the Barrels in such delivery.

          (g) (i) Triton and Oil Co. acknowledge that the Government, acting through the national oil company, Empresa Colombiana de Petroleos ("Ecopetrol"), has the right to purchase some or all Crude Oil under the circumstances and at the price provided in Resolution 1770 of 1986, as modified. Promptly upon learning of the Government's exercise of such right, Triton shall notify Oil Co. Triton shall be deemed to fulfill its delivery obligations hereunder with respect to such Government Crude Oil by:

(A) delivering such Crude Oil to the Government,

(B) accepting payment for the Government Crude Oil solely as agent to Oil Co. (if for any reason such payment is not made directly by the Government to Oil Co. in accordance with Section 2.2(g)(iii)) and

(C) promptly delivering the payment corresponding to the Government Crude Oil to Oil Co.; provided, however, that in the event Oil Co., its agent or assignee receives payment for Government Crude Oil (as defined below) at a price less than the Benchmark Price for the relevant Delivery Cycle, such price shall be treated as though it were the price received on resale under
Section 2.6(b) hereof and Triton shall make a True Up Delivery to Oil Co. as provided in such Section 2.6(b). The Crude Oil purchased at any time by the Government shall be referred to herein as the "Government Crude Oil".

    (ii) The quantity of the Government Crude Oil for purposes of this Agreement shall be the same quantity delivered to the Government, measured in the same manner as that Crude Oil is measured. If the Government uses a different unit of measure, that unit shall be converted to Barrels for purposes of this Agreement, using standard conversion formulas.

   (iii) At any time that the Government is purchasing Crude Oil as provided in Section 2.2(g)(i), Triton will use its best efforts to cause the Government to pay all amounts owing to Oil Co. in respect thereof directly to Oil Co. or to its assignee. In furtherance of the foregoing Triton hereby irrevocably and unconditionally assigns to Oil Co. the right to receive all such amounts. If, notwithstanding the foregoing, Triton receives any such amounts, Triton agrees to hold such funds in trust for Oil Co., segregate such amounts from its funds and immediately pay such amount over to Oil Co.

          2.3 Quality . Triton shall use its best efforts, to the extent commercially reasonable, to ensure that the Crude Oil delivered hereunder shall have such quality characteristics as will allow the Crude Oil delivered in fulfillment of the Delivery Requirement to be resold by MGT at a price equal to at least the Benchmark Price. If any Crude Oil delivered by Triton under this Agreement is not resold by MGT at a price at least equal to the Benchmark Price, Triton shall make a True Up Delivery to Oil Co. in accordance with Section 2.6(b).

          2.4     Quantity.   The number of Barrels in fulfillment of the
Delivery Requirement to be delivered each Month during the term of this Agreement shall be equal to the number of Barrels set forth in Schedule A, as adjusted or amended from time to time pursuant to Sections 2.2(e) hereof.

          2.5     Compliance with Delivery Schedule .

          (a) In the event that a Forecast Shortfall is projected to occur during any Month for any reason, Triton shall notify Oil Co., as soon as is practicable but in any event before the end of the first day of the Month that is the next to last Month of the Delivery Cycle in which the Forecast Shortfall is projected to occur, that it will cure such Forecast Shortfall by a combination of one or more of the following:

     (i) delivering to Oil Co. during such Month of scheduled delivery Crude Oil from Triton's Participating Interest; and/or

    (ii) delivering to Oil Co. during such Month of scheduled delivery Substitute Crude Oil of the quality as described in Section 2.3 hereof and shall specify in its notice a detailed plan for delivery of such Substitute Crude Oil (including, without limitation, the identification of the Remote Delivery Point, the time of such delivery and type of such Substitute Crude
Oil); and/or

   (iii) delivering to Oil Co. on or before the last day of the sixth month of the Delivery Cycle (defined below) in which such Forecast Shortfall is projected to occur a total quantity of Crude Oil that will at least equal the sum of the Delivery Requirements for all of the Months in such Delivery Cycle.
 The Crude Oil to be delivered in satisfaction of the requirements of this clause (iii) shall be either (A) Crude Oil from Triton's Participating Interest or (B) Substitute Crude Oil (with Triton providing such information with respect to such Substitute Crude Oil as is contemplated by Section 2.5(a)(ii)). "Delivery Cycle" shall mean each six month period beginning on October 1 and ending on March 31 and beginning on April 1 and ending on September 30, respectively, in each year commencing in June 1995; provided, that the first Delivery Cycle shall be the period beginning on June 1, 1995 and ending on September 30, 1995.

          (b) On the last day of the last Month of a Delivery Cycle, if a Shortfall occurs for any reason (including, without limitation, due to an event of Force Majeure as invoked by Triton but excluding any event of Force Majeure invoked by Oil Co.) and is not cured by one of the methods specified in Section 2.5(a), Oil Co. shall have the right, but not the obligation, to purchase Substitute Crude Oil in an amount equal to the Shortfall and Triton shall be liable for the purchase price of such Substitute Crude Oil and any reasonable costs incurred by Oil Co. in connection with such purchase. In the event that MGT elects to purchase Substitute Crude Oil pursuant to the terms of Section 2.6(b) of the MGT Crude Purchase Agreement, Oil Co. shall be deemed to have elected to purchase Substitute Crude Oil pursuant to this Section 2.5(b). Triton shall pay all such amounts to Oil Co. within five Business Days of receipt of an invoice from Oil Co., which receipt shall include documentation evidencing such costs and expenses.

          2.6 True Up Payments and True Up Deliveries . In the event that any true up payment (each, when made in cash, a "True Up Payment" or when made in Barrels, a "True Up Delivery") must be made as provided below, Triton shall make such True Up Payment or True Up Delivery, as the case may be, by the payment of cash in accordance with Section 2.6(a) or the delivery of additional Barrels of Crude Oil in accordance with Section 2.6(b) to Oil Co. as follows:

     (a) True Up Payments for Failure to Make Timely Delivery. In the event that a Shortfall occurs or a Forecast Shortfall occurs and Triton delivers Crude Oil pursuant to Section 2.5(a)(iii) hereof, the following True Up Payments shall be calculated and made by the parties hereto as described below:

          (i) If the Benchmark Price for the originally scheduled delivery Month is greater than the Fixed Price (the "Fixed Price") listed on Schedule A hereto: On the quantity of Barrels that Triton delivers to Oil Co. later than as was provided on Schedule A hereto, Triton will pay to Oil Co. cash in an amount equal to the difference between the Benchmark Price for the originally scheduled delivery Month and the fixed price (the "Fixed Price") listed on Schedule A five Business Days after the Month in which the delivery was supposed to take place (in accordance with Schedule A) plus an "Additional Amount" defined as the amount, if any, by which the Fixed Price exceeds the Benchmark Price for the Month in which the delivery takes place (which amount would be due to Oil Co.). The Additional Amount will be paid by Triton five Business Days after the Month in which the delivery of Crude Oil actually takes place.

         (ii) If the Benchmark Price for the scheduled delivery Month is less than the Fixed Price listed on Schedule A hereto: Triton will owe to Oil Co. an amount (a "Further Amount") defined as the amount, if any, by which the Benchmark Price for the originally scheduled Month of delivery exceeds the Benchmark Price for the actual Month of delivery, multiplied by the number of Barrels delivered (which amount would be due to Oil Co.). The Further Amount will be paid by Triton five Business Days after the Month in which the delivery of Crude Oil actually takes place.

     (b) True Up Deliveries for Quality of Crude Oil. In the event that (i) any Crude Oil that Oil Co. acquires under this Agreement is not resold by MGT at a price per Barrel at least equal to the Benchmark Price that is applicable to the Month in which Oil Co. receives such Crude Oil or (ii) the Government purchases Crude Oil and pays a price less than the Benchmark Price as is contemplated by Section 2.2(g)(i) above, Triton shall, after notice of such deficiency from Oil Co., deliver additional Barrels to Oil Co., at no cost to Oil Co., in the next Month, the number of such additional Barrels to be determined by reference to the following formula:

                    AB = (BP - SP) x BBL / SP

     where:

          "AB"          is the number of additional Barrels;

          "BP"          is the Benchmark Price that is applicable to the Month
 in which the original Barrels were received;

          "SP"          is the price per Barrel received by MGT for the sale
 of the original Barrels; and

          "BBL"     is the number of original Barrels.

If the price per Barrel received by MGT for the sale of any additional Barrels that are delivered pursuant to this Section 2.6(b) is less than BP, the process described in the first sentence of this Section 2.6(b) shall be repeated one or more times, as promptly as is practicable and in an analogous manner, until the total amount of funds received by MGT from the sale of the additional Barrels is at least equal to the product of BBL and the difference between BP and SP.

     (c) Delivery of True Up Payments and True Up Deliveries. Any True Up Payments payable to Oil Co. and made in cash shall be payable by Triton to Oil Co. in immediately available funds by credit for Oil Co. to the account of Oil Co., account number 96021716 designated as "Texas Commerce Bank National Association as Indenture Trustee -- u/i/d May 25, 1995 made by Oil Co. Ltd. -- Administrative Account" at First Trust of New York, National Association, or such other account as Oil Co. shall direct.


                                 ARTICLE III

                                     TERM

          3.1 Term . Subject to Section 10.1 hereof, the term hereof shall commence as of the date of this Agreement and shall expire at such time that all deliveries of Crude Oil and payments have been made as provided under the terms of this Agreement.


                                  ARTICLE IV

                       AFFIRMATIVE COVENANTS OF TRITON

          4.1 Performance . Triton shall unconditionally well and truly perform and carry out all of its obligations under this Agreement and the other Transaction Documents to which it is a party.

          4.2 Information . Triton shall permit any representative of Oil Co. or their agents or the Indenture Trustee to visit and inspect any of the offices and properties of Triton, to examine books of account and documents relating to Triton and the Cusiana Project, to make extracts therefrom or copies thereof, and to discuss the affairs (including, without limitation, relating to the Cusiana Project and the sale of Crude Oil hereunder), finances and accounts of Triton with the officers and independent public accountants of TEC, all at such reasonable times as Oil Co. may reasonably request. Additionally, Triton shall deliver to Oil Co. the following:

     (a) Within 90 Business Days after the close of each fiscal year of TEC, the audited balance sheet of TEC as of the end of such year and the related audited statement of income and statement of cash flows for such year of TEC, all prepared in accordance with U.S. generally accepted accounting principles and certified by the chief financial officer of TEC and the independent public accountants of TEC as fairly presenting in all material respects the financial condition of TEC as of the end of such fiscal year and the results of its operations for such fiscal year;

     (b) Within 45 Business Days after the close of each of the first three fiscal quarters of each fiscal year of TEC, the balance sheet of TEC as of the end of such quarter and the related statement of income and statement of cash flows for such quarter of TEC, all prepared in accordance with U.S. generally accepted accounting principles and certified by the chief financial officer of TEC as fairly presenting in all material respects the financial condition of TEC as of the end of such quarter and the results of its operations for such quarter (subject to normal year-end audit adjustments);

     (c) An annual written statement of an executive officer of Triton certifying that as of the date of such statement, to the best of such officer's knowledge, no Specified Event, and no event which, with the lapse of time or the giving of notice or both, would constitute a Specified Event, has occurred and is continuing, or if such Specified Event or such event has occurred and is continuing, such statement shall describe such Specified Event or event and the action, if any, which Triton has taken, is taking or proposes to take with respect thereto;

     (d) As soon as possible, and in any event within five Business Days after an executive officer of Triton has obtained knowledge of the occurrence of any Specified Event or any event which with notice or lapse of time or both, would constitute a Specified Event, including, without limitation, Triton's breach of its affirmative covenant provided in Section 4.8 hereof, a certificate of an executive officer of Triton setting forth the details thereof and the action, if any, which Triton has taken, is taking or proposes to take with respect thereto;

     (e) Promptly and in any event within 30 days after receipt thereof by Triton, a copy of each notice received by Triton from the operator under the Joint Operating Agreement regarding (i) any defaults under Article 8 of such Joint Operating Agreement; (ii) any occurrence of a force majeure under
Article 18 of such Joint Operating Agreement; and (iii) resignation or removal of the operator under Article 4 of such Joint Operating Agreement;

     (f) Promptly and in any event within 10 Business Days after an executive officer of Triton obtains knowledge, a notice of any material occurrence, insurance claim, or dispute, or any other event which shall or is likely to cause a Specified Event to occur or which shall or is likely to have any material adverse effect on its ability to perform under this Agreement, the Joint Operating Agreement or the Association Contracts;

     (g) An annual forecast (each, a "Forecast") on or prior to the 15th day of each December commencing in December 1995; provided, however, that Triton initially shall deliver such report for the period from the date hereof until December 31, 1995. Each Forecast shall set forth for the next succeeding 12 month period or, in the case of the initial Forecast, the period ending December 31, 1995, (i) a projection of Barrels in fulfillment of the Delivery Requirement as set forth in Schedule A, the general quality of Crude Oil (including API gravity and sulfur content) to be delivered in fulfillment of the Delivery Requirement, (ii) the total amount of Crude Oil capable of being delivered to the Delivery Point attributable to Triton's Participating Interest, (iii) the amount of any Forecast Shortfall and reasons therefor for the applicable Month or Months of such Shortfall, and (iv) the amount of Crude Oil which represents Triton's (A) nominated share of production, (B) its supplemental nominated share of production and (C) any amount of its nominated share of production which it is unable to lift as described in Section 9.4(a) of the Joint Operating Agreement. In the event that a material change occurs regarding the content of such Forecast, Triton shall deliver to Oil Co. an updated report incorporating such additional or new information as is necessary to reflect such material change (including, without limitation, any change that is anticipated to interfere with Triton's ability to satisfy the Delivery Requirement for any Month). The updated report shall be delivered by Triton to Oil Co. within 10 Business Days of its acquiring knowledge of the material change. In addition, if Oil Co. is requested by the Indenture Trustee or by MGT to obtain additional information with respect to the delivery of the Crude Oil, Oil Co. may contact Triton on a monthly basis to request such information and documents and Triton, to the extent reasonably available, will promptly provide such information to Oil Co. Notwithstanding the foregoing, if MGT shall exercise its right under the MGT Crude Purchase Agreement or the Additional Crude Purchase Agreement to obtain additional information as it reasonably requests, correspondingly, Triton, to the extent such information is reasonably available, shall promptly provide such information to Oil Co. as it may reasonably request hereunder;

     (h) Within 30 days after the end of each calendar quarter during the term of this Agreement and any extensions thereof, Triton shall provide to Oil Co. a quarterly report or reports by fax in a form substantially acceptable to Oil Co. setting forth the quantities, types and specifications of Crude Oil produced from or allocable to Triton's Participating Interest including the following information: (i) the existence of projected operating revenues in excess of projected Cash Calls for the calendar quarter in which the information is provided; (ii) the fact that projected Cash Calls for the calendar quarter in which the information is provided are expected to be satisfied from projected operating revenues for such quarter; (iii) the extent to which projected Cash Calls for the calendar quarter in which the information is provided are expected to exceed projected operating revenues for such quarter and a description of the Financing Options that Triton is pursuing to address such anticipated shortfall; and (iv) reports of any sale or transfer by Triton of any portion of its Participating Interest as is permitted by Section 5.2 below.

          4.3 Insurance . Triton shall carry and maintain in full force and effect at all times with financially sound and reputable insurers insurance against such risks as is customary for projects of the nature of the Cusiana Project and use its best efforts to apply or have applied, reinvest, or have reinvested all insurance proceeds received under such contracts to or in the Cusiana Project. Without limiting the foregoing, Triton hereby acknowledges that Oil Co. is an additional insured under its general liability insurance maintained in respect of the Cusiana Project, and Triton agrees to maintain in force during the term of this Agreement at least the same amount of such insurance and casualty insurance as it maintains on the date hereof and agrees to continue the designation of Oil Co. as an additional insured under such liability insurance at all times for the term of this Agreement.

          4.4     Compliance with Laws, Etc.   Triton shall comply in all
material respects with all Governmental Requirements applicable to Triton and its properties, including its Participating Interest in the Cusiana Project. Triton shall comply in all material respects with the Applicable Instruments of Triton.

          4.5 Taxes . Triton shall duly pay and discharge, or cause to be paid or discharged, all taxes, assessments and other governmental charges imposed upon it, its properties, specifically including any Crude Oil, or any part thereof or upon the income or profits therefrom, except such items as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by generally accepted accounting principles, and for any non-payment or non-compliance as would not reasonably be expected to have a material adverse effect on its Participating Interest in the Cusiana Project or its ability to perform under this Agreement, the Joint Operating Agreement, the Association Contracts or the other Transaction Documents to which it is a party.

          4.6 Existence . Triton shall preserve and keep in force and effect its corporate existence and all licenses and permits necessary to conduct properly its business or own its properties, except where failure to do so would not have a material adverse affect on the Cusiana Project or its ability to perform under this Agreement, the Joint Operating Agreement and the Association Contracts or the other Transaction Documents to which it is a party.

          4.7 Development of Cusiana Project . Triton shall use its best efforts to ensure that the Cusiana Project is developed, maintained and operated in accordance with (i) the Joint Operating Agreement, (ii) the Association Contracts, (iii) the development plan, (iv) all Governmental Requirements and (v) good oil field practice, in a manner which is prudent and commercially reasonable. In regard to the development of the Cusiana Project, Triton shall:

     (a) Comply with the terms of the Joint Operating Agreement and the Association Contracts in all material respects;

     (b) Not agree to any change being made to any of the plans for developing or exploiting the Cusiana Project which could have a material adverse effect on its ability to perform its obligations under this Agreement; and

     (c) Not abandon or agree to abandonment of the Cusiana Project without the written consent of Oil Co.

          4.8 Crude Reserves . Triton shall maintain at all times for so long as this Agreement is in effect an unencumbered ownership interest in proved oil reserves (net of royalty interests and any Forward Sales) for deliverable crude oil in an amount not less than the Required Deliverable Barrels.

          4.9  Reserved .

          4.10 U.S. Tax Matters . Triton shall meet the 80-percent foreign business requirements of section 861(c)(1) of the Internal Revenue Code throughout the term of this Agreement. Triton shall include the earnings received by Oil Co. from the Interest Reserve Account, the Cash Call Deficiency Account and the Debt Service Account in its gross income for United States federal income tax purposes and will file its tax returns accordingly.

          4.11 Delivery of Crude Oil . (a) Subject to Section 10.1 hereof, Triton shall duly and punctually deliver or cause to be delivered in accordance with the manner provided in this Agreement all Barrels of Crude Oil required to be delivered under this Agreement on the dates and at the Delivery Points provided in this Agreement. Triton shall at all times have the obligation to make settlements for all royalties and payments to mineral and royalty owners and all other persons having an ownership or other interest in the Crude Oil delivered by Triton to Oil Co., with the exception of any such payments resulting solely from the actions or inaction of Oil Co. following the delivery of Crude Oil to Oil Co. pursuant to the terms of this Agreement, in fulfillment of the Delivery Requirement.

          (b) Subject to Section 2.2(g) hereof, Triton shall ensure that delivery of Crude Oil in satisfaction of each Delivery Requirement pursuant to the terms of this Agreement and the delivery of Barrels of Crude Oil pursuant to the terms of the Additional Crude Purchase Agreement shall be made by Triton on a pari passu basis, in each Month that Triton makes any delivery of crude oil from the Pipeline, with the first Barrels to be received out of the Pipeline allocable to Triton's Participating Interest, and such Delivery Requirement and additional Barrels shall be delivered prior to any other crude oil deliveries to be made by Triton to any other purchasers.

          4.12 Audit . Triton shall maintain, preserve and provide, and shall cause any operator of the Contract Area to maintain, preserve and provide Oil Co. and its duly authorized representatives access to its accounting records, test data, measurement charts and other documents maintained by Triton which relate to Crude Oil delivered hereunder and Oil Co. shall have the right upon its reasonable request to audit such records during normal business hours during the term of this Agreement and for a period of two months after termination of this Agreement; provided, however, that access shall be provided thereafter for audits necessary for Oil Co. to comply with Governmental Requirements, including but not limited to tax audits. All costs and expenses associated with any audit performed in connection with the occurrence of a Specified Event hereunder that is not cured within the applicable cure period shall be borne by Triton.

          4.13 Proceeds . None of the proceeds of the Purchase Price shall be used in any manner which would constitute or result in a violation of any Governmental Requirement or Applicable Instruments of Triton.

          4.14 Nominated Amount . Each Month, Triton shall take all reasonable steps necessary under Article 9 of the Joint Operating Agreement and under the applicable agreements relating to the Pipeline to ensure its rights to receive and transport such portion of its nominated share necessary to fulfill the Delivery Requirement for such Month.

          4.15 Additional Crude Purchase Agreement . Triton hereby agrees, for the benefit of Oil Co., its successors and assigns, (i) to perform pursuant to and enforce the terms of the Additional Crude Purchase Agreement and (ii) not to amend such Agreement or waive any term thereof without the prior written consent of Oil Co. Triton shall use its best efforts to satisfy each of the conditions precedent in Article VIII thereof.

          4.16 Prepayment of Cash Calls . If Triton fails to meet a Cash Call and fails to satisfy such Cash Call obligation within the applicable cure period, or if Triton exercises its rights to sell oil forward under the Additional Crude Purchase Agreement or draws from funds available in the Cash Call Deficiency Account, Triton agrees that it will thereafter (at least once a Month) prepay to the operator under the Joint Operating Agreement on account of projected Cash Calls the amount of its gross revenues for such month in excess of its projected working capital requirements (excluding projected Cash Calls) for the Cusiana Project until such time as the accumulated amount of such prepayment is at least equal to the higher of (a) the amount of Cash Calls projected for the next succeeding six months or (b) the excess of the amount of Cash Calls projected by Triton prior to the projected time of Self-Financing over the sum of (x) the amount in the Cash Call Deficiency Account and (y) any amounts prepaid to the operator under the Joint Operating Agreement on the account of projected Cash Calls pursuant to the Additional Crude Purchase Agreement ((y) does not include any amounts paid pursuant to the Additional Crude Purchase Agreement and applied to current Cash Calls).

          4.17 Conduct of Business . Triton shall at all times engage solely in the business of oil and gas exploration, development, production and sale and owning interests in oil and gas producing properties located in the Contract Area.


                                  ARTICLE V

                         NEGATIVE COVENANTS OF TRITON

          5.1 No Assignment or Amendment . So long as this Agreement is in effect, and without the prior written consent of Oil Co., Triton shall not (a) assign or transfer its rights or delegate its obligations under any of the Transaction Documents to which it is a party, the Joint Operating Agreement or any of the Association Contracts (except as contemplated by the second sentence of Section 5.2 hereof) or (b) agree to amend or modify the Joint Operating Agreement, any of the Transaction Documents to which it is a party, or any of the Association Contracts (except for amendments or modifications which do not have a material adverse effect on Triton's ability to perform under this Agreement and the other Transaction Documents to which it is a party).

          5.2 Maintenance of Cusiana Interest Revenues and Reserves . So long as this Agreement is in effect, Triton shall not permit its interest nor any of its rights in and to its Cusiana Project assets, the Joint Operating Agreement, the Association Contracts and its Cusiana Project operations generally to lapse or be adversely affected by any actions taken by Triton or any Affiliate of Triton in such a way that is reasonably expected to have a material adverse effect on Triton's ability to perform under this Agreement. Triton shall not sell, lease, convey or otherwise dispose of, directly or indirectly, any of its Participating Interest in any transaction or transactions the cumulative effect of which is to reduce the Oil Reserve Estimate of Triton's Participating Interest by 50% or more (which value shall be determined by reference to the most recently available Oil Reserve Estimate, or by any subsequent estimate prepared by a nationally recognized petroleum engineering firm), provided that the foregoing shall not prevent Triton from conveying all or substantially all of its assets to any Person or from merging with any Person if, in the case of such merger, Triton (or TEC) shall be the survivor or, if not the survivor, then the successor corporation or if the Person acquiring all or substantially all of such assets shall expressly assume all obligations of Triton under this Agreement, the Joint Operating Agreement, the Association Contracts and all other Transaction Documents to which it is a party; provided, however, that following such event, no Specified Event shall have occurred and be continuing.

          5.3  Limitation on Liens on Sale, Lease or Conveyance of Assets .
So long as this Agreement is in effect, Triton shall not permit and shall not permit any of its Subsidiaries, if any, to create or suffer to exist any Lien upon any of its property or assets relating to the Cusiana Project, and Cusiana Project operations generally, whether now existing or hereafter acquired, to secure any Indebtedness; provided, however, that notwithstanding the foregoing, Triton may create or suffer to exist such Liens if, after giving effect thereto, the amount of unencumbered proved oil reserves (net of royalty interests paid in oil and any Forward Sales) allocated to Triton under the Joint Operating Agreement and available for delivery under this Agreement equals or exceeds the Required Deliverable Barrels, as evidenced in a written report of an independent third party consultant, which consultant and report shall be satisfactory in all respects to Oil Co.; provided, further, however, that any Liens described in the preceding proviso must be expressly subordinate to (i) the rights of Oil Co. in the Barrels to be delivered pursuant to the terms of this Agreement and (ii) the rights of MGT in the Barrels to be delivered pursuant to the terms of the Additional Crude Purchase Agreement.

          The foregoing provisions of this negative covenant shall not apply with respect to the Liens set forth below (the "Permitted Liens"):

     (a) Liens in existence on or prior to the date hereof and disclosed on Schedule C hereto;

     (b)     Liens arising pursuant to the terms of the Joint Operating
Agreement;

     (c) Liens arising by operation of law or in the ordinary course of business of Triton;

     (d) Liens securing any asset acquired by Triton after the date hereof for the sole purpose of financing or refinancing or securing the cost of the acquisition of that asset (provided that any such Lien (i) is created or assumed within 180 Business Days after such acquisition or lease and (ii) attaches only to such asset) so long as the principal amount thereby secured does not exceed the cost of that acquisition;

     (e) any extensions, renewal or replacement (or successive extensions, renewals, or replacements), as a whole or in part, of any Liens referred to in clause (a), (b) and (c) of this negative covenant; provided that such extension, renewal or replacement Lien is limited to all or a part of the same assets that secured the Lien extended, renewed or replaced (plus improvements on such assets); and

     (f)  Liens in favor of Triton.

          5.4 Manner of Forward Sales . It is expressly acknowledged and agreed that in satisfaction of its obligation to deliver Crude Oil under this Agreement and under the Additional Crude Purchase Agreement, Triton shall take all action necessary to designate and specify the first Barrels of Crude Oil lifted during any scheduled delivery Month as being allocable to Oil Co. and MGT in accordance with this Agreement and the Additional Crude Purchase Agreement. In the event Triton shall enter into or become bound by any agreements with respect to Forward Sales of Crude Oil which obligate Triton to deliver Crude Oil on a fixed or floating price basis, Triton shall enter such agreements in compliance with Section 4.8 hereof and this Section 5.4 and shall obtain a form of written acknowledgement from each purchaser under any such Forward Sales agreement that such purchaser's right to receive Crude Oil from Triton shall be subordinate to the right of Oil Co. to receive Barrels under this Agreement and MGT to receive Barrels under the Additional Crude Purchase Agreement. Triton shall promptly forward a copy of each such written acknowledgement to Oil Co.


                                  ARTICLE VI

                       AFFIRMATIVE COVENANTS OF OIL CO.

          6.1 Performance . Oil Co. shall unconditionally well and truly perform and carry out all of its covenants under the Indenture with respect to the allocation of funds held and, on certain specified occasions, released from the Trust Accounts and distributed to either Triton, the operator under the Joint Operating Agreement or either of their assignees, all as more fully described in the Indenture.


                                 ARTICLE VII

                               SPECIFIED EVENTS

          7.1 Specified Events . Each of the following shall constitute a Specified Event for all purposes of this Agreement:

     (a) Failure by Triton duly to observe or to perform any of its agreements, obligations or covenants under this Agreement, the other Transaction Documents to which it is a party or the Joint Operating Agreement, which failure (i) materially and adversely affects its ability to perform its obligations hereunder or under the Joint Operating Agreement and the other Transaction Documents to which it is a party and (ii) continues unremedied for a period of 30 Business Days after the earlier of (x) a responsible officer of Triton becoming aware of such default and (y) the giving of written notice of such failure by the Indenture Trustee to Triton or by 51% (by outstanding principal balance) of Certificates, pursuant to the terms of the Trust Agreement, to the Indenture Trustee.

     (b) Failure of Triton to make a Cash Call payment to the operator under the Joint Operating Agreement when due or the failure of Triton to deliver in any Delivery Cycle a total quantity of Crude Oil that is at least equal to the sum of the Delivery Requirements for all of the Months in such Delivery Cycle.


     (c) Any representation, warranty, certification or statement made by Triton in this Agreement or in any certificate, financial statement (made by TEC for financial statements) or other document delivered pursuant to this Agreement (as specified herein) shall prove to have been incorrect in any material respect when made (or deemed made).

     (d) Any Indebtedness of Triton having a principal amount of $10,000,000 (or the equivalent thereof in any other currency or currencies) or more shall become due and payable prior to or at such Indebtedness' specified maturity as a result of a payment default thereunder continuing beyond any applicable grace period.

     (e) Any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness of Triton having a principal amount of $10,000,000 (or the equivalent thereof in any other currency or currencies) or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity.

     (f) Triton (or any of its Subsidiaries, if any) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, suspension of payments, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, "sindico", custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

     (g) An involuntary case or other proceeding shall be commenced against Triton (or any of its Subsidiaries, if any) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, "sindico", custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Triton (or any of its Subsidiaries, if any) or TEC under any bankruptcy or insolvency laws as now or hereafter in effect.

     (h) A distress, execution or seizure in connection with the enforcement of a judgment by or on behalf of any creditor being levied or enforced upon or sued out against all or a substantial part of the assets of Triton (or any of its Subsidiaries, if any) and not being discharged within 45 days thereof. For the purposes of this clause (h) a "substantial part" means a part the value of which amounts to $5,000,000 or more.

     (i) TEC shall fail to own at least 51% of Triton at all times during the term of this Agreement.

     (j) A Force Majeure applicable to Triton shall have occurred and be continuing for 180 consecutive days.

          7.2 Damages Payable Upon Occurrence of Specified Event . If any Specified Event referred to in Section 7.1 hereof shall have occurred and be continuing, and without prejudice to any of its rights at law and in equity, Oil Co. may by notice to Triton elect to accelerate the number of Barrels to be delivered in the Month in which the acceleration occurs and in each Month thereafter such that the number of Barrels to be delivered in any such Month is equal to the number provided in Section 2.2(e) hereof. Upon such election, Triton shall upon demand pay to Oil Co., in immediately available funds, any and all amounts described in Section 12.13 hereof.

          7.3 No Penalty. The parties hereto agree that the Acceleration Expenses described in Article XI of the MGT Crude Purchase Agreement are a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of the bargain and the loss of protection against future risks, and except as otherwise provided in this Agreement, no party will be entitled to recover any additional damages as a consequence of such losses. In addition, Triton hereby acknowledges that its agreement to pay the Acceleration Expenses to Oil Co. is in consideration of the payment by Oil Co. of the Prepaid Price on the date hereof and acknowledges the absence of damages to Triton resulting from a Specified Event given the absence of any executory obligation of Oil Co. after the payment of Prepaid Price other than the release of Trust Accounts by the Indenture Trustee, which release is blocked upon the occurrence of a Specified Event. It is understood that payment of such Acceleration Expenses shall not relieve Triton of its obligations to make deliveries of Crude Oil and payments pursuant to the terms of this Agreement.


                                 ARTICLE VIII

                        REPRESENTATIONS AND WARRANTIES

          8.1 Representations and Warranties of Triton . Triton hereby expressly represents and warrants to Oil Co. as follows:

     (a) Organization. Triton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties, to conduct its business as conducted at present and to execute, deliver and perform this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement and the Association Contracts. Triton is duly qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions in which the failure to be so qualified could have a material adverse effect on Triton.

     (b) Power and Authority. The execution, delivery and performance by Triton of this Agreement, the Joint Operating Agreement, the other Transaction Documents to which it is a party, and the Association Contracts and the consummation of the transactions contemplated herein and therein are within Triton's corporate power and authority and have been duly authorized by all necessary corporate action.

     (c) Consents, Approvals, Etc. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other person is required for the due authorization, execution, delivery or performance by Triton of this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement and the Association Contracts or the consummation of the transactions contemplated by this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement and the Association Contracts, except those approvals which have been obtained, and those notices and filings which have been made, copies of all of which have been delivered to Oil Co. and except for those approvals the failure of which to obtain could not reasonably be expected to have a material adverse effect on Triton's ability to perform under this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement and the Association Contracts.

     (d) Execution and Delivery. Each of this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement and the Association Contracts has been duly executed and delivered by Triton and is the legal, valid and binding obligation of Triton enforceable against Triton in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     (e) Financial Statements. The balance sheet of TEC as at December 31, 1994, and the related statements of income and cash flows of TEC for the period ended, a copy of which have been delivered to Oil Co., have been reported on by Price Waterhouse and present fairly in all material respects the financial position of TEC as at such date and the results of its operations and cash flows for the year then ended, all in accordance with relevant accounting practices and, otherwise, in accordance with U.S. generally accepted accounting principles. On the date of this Agreement, Triton did not have any liabilities, contingent or otherwise, which were material in the aggregate, which were not reflected on such financial statements. On the date of this Agreement, no Liens exist on any property or asset of Triton, except (i) Liens which are disclosed in such financial statements, (ii) Liens which secure liabilities, contingent or otherwise, which are not material in the aggregate, and (iii) Liens which are Permitted Liens hereunder.

     (f) Compliance with Laws, Etc. Neither the execution, delivery and performance by Triton of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party (1) does or shall violate any provision of the Joint Operating Agreement, Triton's Applicable Instruments, the Association Contracts, the other Transaction Documents to which Triton is a party or any other material contracts to which Triton is a party or by which any of its property or assets are bound or any provision of any existing law or regulation or order or judgment of any court or (2) does or shall result in or require the creation or imposition of any Lien on any properties, assets or revenues of Triton. Triton is in compliance in all material respects with this Agreement, the other Transaction Documents to which Triton is a party (including its obligations to insure the Cusiana Project and its interests hereunder), the Joint Operating Agreement (including its obligations to meet Cash Calls thereunder) and the Association Contracts and the provisions of any existing law or regulation applicable to Triton.

     (g) Litigation. Except as set forth in Schedule D hereto there is no pending or, to the best knowledge of Triton, threatened, suit, claim, action, investigation or proceeding affecting Triton or any properties or assets of Triton before any court, governmental agency or arbitrator, which could reasonably be expected to materially adversely affect the consolidated business, financial condition, operations or prospects of Triton or its interest in the Cusiana Project or which purport to affect the legality, validity or enforceability of this Agreement, the other Transaction Documents to which Triton is a party, the Joint Operating Agreement or any of the Association Contracts.

     (h) Tax and Labor Claims. There is no existing tax or labor claim which could reasonably be expected to have a material adverse effect on Triton's Participating Interest in the Cusiana Project or its ability to perform under this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement or the Association Contracts.

     (i) Payment of Taxes. Triton has paid all taxes which it is required to have paid, except for any tax the payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by generally accepted accounting principles and for any non-payment or non-compliance as would not reasonably be expected to have a material adverse effect on its Participating Interest in the Cusiana Project or its ability to perform under this Agreement, the Joint Operating Agreement, the Association Contracts or the other Transaction Documents to which it is a party.

     (j) Governmental Authority. Triton has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not have a material adverse effect on its Participating Interest in the Cusiana Project or its ability to perform under this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement or the Association Contracts.

     (k) Investment Company. Triton is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (l) Public Utility Holding Company. Triton is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are used in the Public Utility Holding Company Act of 1935, as amended, or pursuant to such Act or the rules and regulations promulgated thereunder or any order or interpretation of the Securities and Exchange Commission or its staff issued pursuant thereto, and Triton is not subject to any obligations, duties or liabilities thereunder.

     (m) Environmental Matters. Triton is in compliance with all environmental laws presently in effect in Colombia, except as such non-compliance as would not have a material adverse effect on its involvement in the Cusiana Project or its ability to perform under this Agreement, the other Transaction Documents to which it is a party, the Joint Operating Agreement and the Association Contracts.

     (n) Ownership of Crude Oil. The Crude Oil to be delivered by Triton to Oil Co. in fulfillment of the Delivery Requirement hereunder shall be delivered to Oil Co. with good and marketable title thereto, free and clear of all Liens or any other adverse claims whatsoever, including taxes and royalties for which Triton is responsible under Section 2.1. There are no Liens of any kind affecting Triton's title to the Crude Oil to be delivered hereunder or Triton's Cusiana Project assets (except Permitted Liens) or rights under the Joint Operating Agreements and the Association Contracts (except as described in Article V above). The Crude Oil to be delivered in fulfillment of the Delivery Requirement hereunder had been produced, handled and transported and is being delivered in accordance with all Governmental Requirements (including, without limitation, environmental laws).

     (o) No Offer. Neither Triton nor anyone acting on its behalf has offered any of the Notes or the Certificates or any similar security of Oil Co. to, or solicited any offers to purchase the same from, or otherwise approached or negotiated with respect thereto with, anyone other than the offer of the Certificates to approximately 50 institutional investors, each of which was offered a portion of the Certificates for purposes of investment and not for distribution, or has taken any other action which would require the registration of the Notes or the Certificates under the Securities Act of 1933, as amended, or any securities or blue sky law of any applicable jurisdiction.

     (p) Existing Liens. As of the date hereof, the aggregate amount of all Liens (other than Permitted Liens) on property of Triton securing any obligation did not exceed $5,000,000.

     (q) Additional Crude Purchase Agreement. Triton has delivered to Oil Co. a copy of the Additional Crude Purchase Agreement, which is in full force and effect as of the date hereof.

          8.2  Representations and Warranties of Oil Co.   Oil Co. hereby
expressly represents and warrants to Triton as follows:

     (a) Organization. Oil Co. is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own its properties, to conduct its business as conducted at present and to execute, deliver and perform this Agreement.

     (b) Power and Authority. The execution, delivery and performance by Oil Co. of this Agreement and the consummation of the transactions contemplated herein are within Oil Co.'s corporate power and authority and have been duly authorized by all necessary corporate action.

     (c) Consents, Approvals, Etc. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person in or of the Cayman Islands is required for the due authorization, execution, delivery or performance by Oil Co. of this Agreement, or the consummation of the transactions contemplated by this Agreement, except those approvals which have been obtained, and those notices and filings which have been made, copies of all of which have been delivered to Triton.

     (d) Execution and Delivery. This Agreement has been duly executed and delivered to Triton by Oil Co. and is the legal, valid and binding obligation of Oil Co. enforceable against Oil Co. in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).


                                  ARTICLE IX

                             CONDITIONS PRECEDENT

          The obligations of Oil Co. under this Agreement shall be subject to the fulfillment, at or prior to the execution and delivery by the parties of this Agreement, of each of the following conditions:

          9.1 MGT Crude Purchase Agreement . Execution and delivery by Oil Co. of the MGT Crude Purchase Agreement dated of even date herewith by and between Oil Co. and MGT regarding the purchase and sale of Crude Oil as described therein.

          9.2 Transaction Documents . Execution and delivery by Triton of all other Transaction Documents to which it is a party.

          9.3 Opinions and Certifications . Triton shall deliver or shall cause to be delivered to Oil Co. such opinions of counsel to Triton (including, without limitation, opinions regarding authority to export Crude Oil under Colombian law) in form(s) agreed to on or prior to the date hereof and such other opinions, certificates, letters and documents as Oil Co. may reasonably request.

          9.4 Issuance of Notes and Certificates . Execution and delivery by Oil Co. of the Indenture dated of even date herewith, the delivery of the Notes thereunder and the sale and delivery of the Certificates.


                                  ARTICLE X

                                FORCE MAJEURE

          10.1 Excuse for Nonperformance . Subject to the other provisions of this Article, the obligations of a party under this Agreement, except the obligation to pay money to the other party, may be suspended for a reasonable period for Force Majeure, to the extent that nonperformance is caused by Force Majeure, and the affected party shall be relieved of liability for failing to perform from the inception of such event and during the continuance thereof and the time of any such event and the time of any such suspension of obligations shall be added to the term of this Agreement.

          10.2 Definition . "Force Majeure" means a fact, event, or circumstance beyond the reasonable control of the affected party that directly or indirectly hinders or prevents performance or observance by that party of any obligation or condition under this Agreement, including the following:

     (a)     acts of God;

     (b)     fire, explosion, and collision;

     (c)     accidents, epidemics and breakdowns;

     (d) earthquake, flood, washouts, landslides, hurricane, tornado, lightning, or adverse weather conditions;

     (e) war, insurrection, economic embargo, civil or public disturbances, riot, sabotage, or armed conflict;

     (f) partial or complete failure or refusal of the Pipeline, the Port, or a cargo vessel to receive, load, transport, store, deliver, or unload Crude Oil;

     (g) an act of nationalization by the Government; the imposition of confiscatory taxes, royalties, fees, duties, or other payments; the Government mobilization of men or material; restrictions or restraints imposed by Government; or any other act or omission of the Government that materially hinders or prevents the production, transportation, storage, transfer, sale, or resale of the Crude Oil; or

     (h) a strike, lockout, slowdown, differences with workers, or other labor disturbance that stops or interferes with operations.

For the avoidance of doubt, Force Majeure may be invoked by a party, even if the Force Majeure directly affects a third party (e.g., the operator of the fields where the Crude Oil is produced or the operator of the Pipeline), but only indirectly affects the invoking party (e.g., by causing the operator of the fields to cease Crude Oil production or the operator of the Pipeline to cease transportation of Crude Oil, thereby preventing Triton from delivering and Oil Co. from receiving Crude Oil). Neither economic impracticality nor the inability of either party to perform, in whole or in part, for economic reasons shall constitute an event of Force Majeure.

          10.3 Notice and Cure . A party affected by Force Majeure shall, as a condition to invoking Force Majeure as an excuse for nonperformance under this Agreement, (a) promptly give notice of the occurrence of the Force Majeure to the other party, with reasonably detailed information about the event of the Force Majeure and the effect it has had, and is anticipated to have, on the performance of the invoking party, and shall confirm such notice in writing no later than 2 Business Days after the occurrence of such event of Force Majeure and (b) use its best efforts to cure the Force Majeure and its consequences and resume performance. No party is obligated to settle a strike or other labor disturbance, however, except on terms that are agreeable to that party. During any extension periods, Triton shall deliver to Oil Co. Barrels in fulfillment of the Delivery Requirement which it was required to deliver during the Month in which the event of Force Majeure was invoked which it could not otherwise deliver to Oil Co. because of the occurrence of such event of Force Majeure. Notwithstanding the provisions of Section 10.1, in no event shall the occurrence of an event of Force Majeure serve to excuse in any way the obligation of Triton to deliver to Oil Co., or Oil Co.'s obligation to accept delivery, of the aggregate number of Barrels, if any, although such Force Majeure event may affect the Schedule of delivery set forth in Schedule A.


                                  ARTICLE XI

                                   RESERVED


                                 ARTICLE XII

                              GENERAL PROVISIONS

          12.1 Confidentiality . The parties hereto agree that the terms of this Agreement or any financial or technical information furnished or disclosed to a party hereunder shall not be disclosed or made available to any other person without the prior written consent of the other party other than as contemplated hereunder; provided that nothing herein shall limit the disclosure of any such information (i) as contemplated hereby and in the MGT Crude Purchase Agreement, (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel for Triton and Oil Co., (iv) to auditors or accountants, (v) in connection with any litigation to which Triton or Oil Co. is a party, (vi) to a Subsidiary or Affiliate of Triton or Oil Co. or (vii) to the extent necessary to comply with the request of, or as otherwise customarily disclosed to, any bank or insurance company regulatory body (including, without limitation, the United States National Association of Insurance Commissioners or any successor thereto) or representatives thereof or any rating agency that issued a rating for the Certificates; provided, further, that unless specifically prohibited by applicable law or court order, each of Triton and Oil Co. shall, prior to disclosure thereof, notify the other party of any request for disclosure of any such nonpublic information
(A) by any governmental agency or representative thereof or (B) pursuant to legal process. Moreover, each party hereto agrees to restrict dissemination of particular confidential information only to those persons in their respective organizations and their authorized agents and representatives who must have access to such information in order to perform their obligations under this Agreement. Notwithstanding the above restrictions, neither party shall have any obligation for any disclosure of confidential information which is, or becomes, generally known to the public without breach of the terms of this Agreement, or if any disclosure of confidential information is required by court order or by order of any governmental or administrative tribunal having jurisdiction over the parties. The parties hereto expressly acknowledge and agree that each communication that Oil Co. receives from Triton hereunder shall be forwarded by it to the Indenture Trustee. The confidentiality obligations in this Section shall survive termination of this Agreement for an additional calendar year. The parties expressly acknowledge and agree that it is their mutual intent that this Agreement be treated as an agreement governing the sale of a cash commodity for deferred shipment or delivery for purposes of Sections 1a(11) and 2(a)(1)(A) of the Commodity Exchange Act and the regulations and interpretations of the Commodity Futures Trading Commission thereunder and a "forward contract" for purposes of the Bankruptcy Code.

          12.2 Survival of Representations and Warranties . Notwithstanding anything to the contrary herein, all representations and warranties provided by Triton in Article VIII hereof shall survive the termination of this Agreement.

          12.3 Headings . The headings, captions and arrangements contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof.

          12.4 Rights and Remedies Cumulative . The rights and remedies of each of Oil Co. and Triton under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which each such party may have under any other agreement or instrument, by operation of law or otherwise.

          12.5 Entire Agreement . This Agreement and all Schedules and Exhibits annexed hereto embodies the final, entire agreement between the parties hereto and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof.

          12.6 Construction . Triton and Oil Co. acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by Triton and Oil Co.

          12.7 Severability . Any section or clause, subsection, sentence, paragraph, provision, or portion thereof of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the section or clause, subsection, sentence, paragraph or provision, or portion thereof, so held invalid, illegal, or ineffective.

          12.8 Governing Law; Jurisdiction . (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). Each of the parties hereto hereby submits to the jurisdiction of the United States District Court for the Southern District of New York, of any New York State court sitting in New York City, and of the courts of its own corporate domicile with respect to actions brought against it as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, provided, that nothing herein shall be deemed to limit the ability of any party to this Agreement to bring suit against any other party to this Agreement in any other jurisdiction. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and any objection based on place of residence or domicile.

          (b) Oil Co. irrevocably appoints CT Corporation, with offices at the date of this Agreement at 1633 Broadway, New York, New York, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City. Oil Co. agrees that service of process in respect of it upon such agent, together with written notice of such service given to it in the manner provided in Section 12.14 hereof, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Oil Co. agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, Oil Co. agrees to designate a new agent in New York City, on the terms and for the purposes of this Section 12.8. Nothing herein shall in any way be deemed to limit the ability of Triton to serve any such legal process in any other manner permitted by Governmental Requirements or to obtain jurisdiction over Oil Co. or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by Governmental Requirements.

          (c) To the extent that either of Triton or Oil Co. has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or execution, on the ground of sovereignty or otherwise) with respect to itself or its property, it hereby irrevocably waives, to the fullest extent permitted by Governmental Requirements, such immunity in respect of its obligations under this Agreement.

          (d) Triton irrevocably waives, to the fullest extent permitted by Governmental Requirements, any claim that any action or proceeding commenced by Oil Co. relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by Triton relating in any way to this Agreement whether or not commenced earlier.
 To the fullest extent permitted by Governmental Requirements, Triton shall take all measures necessary for any such action or proceeding commenced by Oil Co. to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by Triton.

          12.9 Binding Agreement . This Agreement is entered into for the benefit of the parties hereto and their permitted successors and assigns. It shall be binding upon and shall inure to the benefit of such parties and their successors and assigns.
          12.10 JURY TRIAL . THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ENFORCING OR DEFENDING ANY RIGHTS UNDER THIS AGREEMENT OR RELATING THERETO.

          12.11 No Agency . It is expressly agreed and understood that nothing herein shall serve to create any agency, employment or other master and servant relationship or partnership or joint venture between Triton and Oil Co., Indenture Trustee, their Affiliates or any officer, director, employee or agent thereof.

          12.12 No Third-Party Beneficiaries . The benefits of this Agreement shall not inure to any third party other than MGT, the Indenture Trustee, the holders of Notes issued pursuant to the terms of the Indenture and the holders of Certificates issued pursuant to the terms of the Trust Agreement.

          12.13 Enforcement . Upon the occurrence of a Specified Event, Triton shall pay all reasonable expenses incurred by Oil Co., directly and indirectly, including, without limitation, all expenses incurred in connection with (i) the termination or amendment of any financing by Oil Co. of its rights hereunder, (ii) any collection, bankruptcy, insolvency and other enforcement proceedings resulting from the occurrence of such Specified Event and (iii) upon acceleration under Section 2.2(e) hereof the Acceleration Expenses payable by Oil Co. to MGT pursuant to Article XI of the MGT Crude Purchase Agreement.

          12.14 Notice . Any notice, demand or document which a party is required or may desire to give hereunder shall be in writing and, except to the extent provided in the other provisions of this Agreement, shall be given by messenger, telecopy or other electronic transmission, or registered or certified mail, postage prepaid, return receipt requested, addressed to such party at its address, telecopy number shown below, or at such other address as either party shall have furnished to the other by notice given in accordance with this provision. Any notice delivered or made by messenger, telecopy, or mail shall be deemed be given on the date of actual delivery as shown by messenger receipt, the addressor's telecopy machine confirmation or other verifiable electronic receipt, or the registry or certification receipt.

          If to Oil Co.:
                              Oil Co. Ltd.
                              c/o Caledonian Bank & Trust Limited
                              P. O. Box 1043
                              Caledonian House
                              Mary Street
                              George Town, Cayman Islands
                              B.W.I.
                              Attention:  David Sargison
                              Telephone:  (809) 949-0050
                              Telecopy:   (809) 949-8062

          With copies to:     Texas Commerce Bank
                                National Association
                              600 Travis, 8th Floor
                              Houston, Texas 77002
                              Attention:  Corporate Trust
                                          Department
                              Telephone:  (713) 216-4181
                              Facsimile:  (713) 216-2101

                              Chemical Bank & Trust (Bahamas)
                                 Limited
                              Claughton House
                              Shirley Street
                              P.O. Box N-4723
                              Nassau, Bahamas
                              Attn:  Michael Ranson
                              Telephone:  (809) 322-8134
                              Telecopy:   (809) 326-7339

          If to Triton:

                              Triton Colombia, Inc.
                              Carrera 9A #99-02, Oficina 407
                              Apartado Aereo 30277
                              Santa Fe de Bogota, Colombia
                              Attn:  President
                              Telephone:  011 571 618 2411
                              Telecopy:   011 571 618 2553

          With copies to:

                              Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              27th Floor
                              New York, New York  10017-3954
                              Attn:  David Eisenberg
                              Telephone:  (212) 455-7103
                              Telecopy:   (212) 455-2502

                              Triton Energy Corporation
                              6688 North Central Expressway
                              Suite 1400
                              Dallas, Texas  75206
                              Attn:  Peter Rugg,
                                     Robert B. Holland, III
                              Telephone:  (214) 696-5200
                              Telecopy:   (214) 696-0597

Oil Co. need not delay action on notice transmitted orally until receipt of written confirmation of such notice. In the event that a discrepancy exists between the notice received by Oil Co. orally and the written confirmation, or in the absence of a written confirmation, the oral notice, as understood by Oil Co. shall be deemed the controlling and proper notice.

          12.15 No Waiver . Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power, privilege or option under this Agreement shall operate as a waiver of such or any other right, remedy, power, privilege or option. No single or partial exercise of any right, remedy, power, privilege or option under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or option. No waiver of any right, remedy, power, privilege or option with respect to any occurrence shall be construed as a waiver of such right, remedy, power, privilege or option with respect to any subsequent or other occurrence. No waiver whatever shall be valid unless in writing and signed by an officer of the party to whom such waiver applies and then only to the extent therein set forth.

          12.16 Further Assurances . From time to time after the date hereof, Triton agrees to execute and deliver or cause to be executed and delivered, such reasonable documents and instruments, and take such other reasonable and lawful action as Oil Co. shall deem necessary or desirable to perfect or evidence perfection of its security interest, to enforce its obligations hereunder or to otherwise effectuate the purposes of this Agreement.

          12.17 Assignability . Except as contemplated under Section 5.2 hereof, Triton shall not, during the term of this Agreement or any extensions thereof assign, transfer or otherwise dispose of any of its rights or obligations hereunder without the prior written consent of Oil Co. At Oil Co.'s sole discretion, Oil Co. may assign any or all of its rights and obligations hereunder at any time to the Indenture Trustee and any successor in interest thereto. Any assignments or transfers by Triton or Oil Co. in violation of the foregoing shall be null and void. Triton consents to the provisions of the assignment to the Indenture Trustee and agrees to perform any provisions of the Indenture applicable to Triton (including the obligation to notify the Indenture Trustee of the amount and source of any payments it makes to the Indenture Trustee for the account of Oil Co. as contemplated by Sections 5.03 and 7.07 of the Indenture). Triton acknowledges that Oil Co. is assigning all of its right, title and interest in, to and under this Agreement to the Indenture Trustee for the benefit of the Noteholders and Triton agrees that all of the representations, covenants and agreements made by Triton in this Agreement are also for the benefit of the Indenture Trustee and the Noteholders. Triton further agrees and consents to the provisions of Section
5.10 of the Pledge Agreement as such are applicable to Triton. In furtherance of the foregoing and in recognition of the provisions of Section 9.05 of the Indenture and Section 5.02 of the Pledge Agreement, Triton shall not consent to any further assignment or other transfer by Oil Co. of any interest in this Agreement without the prior written consent of the Indenture Trustee.

          12.18 Counterparts; Filing . This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one Agreement.

          12.19 Modification of Agreement . All modifications, consents, amendments or waivers of any provision of this Agreement shall be effective only if the same shall be in writing and concurred with by Triton, the Indenture Trustee (who shall act according to the direction of the Majority Holders (as defined in the Indenture) of the Notes) and Oil Co. or their permitted assigns and then shall be effective only in the specific instance and for the purpose for which given.

          12.20 Purchase of Notes or Certificates. Triton will not, and will not permit any Affiliate which it directly or indirectly controls to, acquire directly or indirectly (by purchase, participation, prepayment or otherwise) any of the outstandi ng Notes or Certificates except by way of payment or prepayment in accordance with the provisions of the Notes or the Certificates and the Indenture or the Trust Agreement, respectively.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                     TRITON COLOMBIA, INC.


                                     By /s/Ivan Farjardo
                                     Name:   Ivan Farjardo
                                     Title:  President and Legal
                                             Representative


                                  OIL CO. LTD.


                                     By /s/David Sargison
                                     Name:     David Sargison
                                     Title:     Director


                                                                    SCHEDULE A




Delivery
  Date       Number of Barrels           Fixed Price Per Barrel

June 1995           58,425               $15.868 (for all
July 1995           58,425                 deliveries under
August 1995         58,425                 Schedule A)
September 1995      58,425
October 1995        58,425
November 1995       58,425
December 1995       58,425
January 1996        58,425
February 1996       58,425
March 1996          58,425
April 1996          58,425
May 1996            58,425
June 1996           58,425
July 1996           58,425
August 1996         58,425
September 1996      58,425
October 1996        58,425
November 1996       58,425
December 1996       58,425
January 1997        58,425
February 1997       58,425
March 1997          58,425
April 1997         254,136
May 1997           254,136
June 1997          254,136
July 1997          254,136
August 1997        254,136
September 1997     254,136
October 1997       254,136
November 1997      254,136
December 1997      254,l36
January 1998       254,136
February 1998      254,136
March 1998         254,136
April 1998         254,136
May 1998           254,136
June 1998          254,136
July 1998          254,136
August 1998        254,136
September 1998     254,136
October 1998       254,136
November 1998      254,136
December 1998      254,136
January 1999       254,136
February 1999      254,136

  Date       Number of Barrels                     Fixed Price Per Barrel

March 1999          254,136                       $15.868 (for all
April 1999          254,136                        deliveries under
May 1999            254,136                          Schedule A)
June 1999           254,136
July 1999           254,136
August 1999         254,136
September 1999      254,136
October 1999        254,136
November 1999       254,136
December 1999       254,136
January 2000        254,136
February 2000       254,136
March 2000          254,136




                                  Schedule B

Terms and Conditions Applicable to Purchases, Sales and
Deliveries of Crude Oil at the Port:

     The following provisions of the Operating Agreement Covering Transfer through Offshore Facilities and Storage at the Covenas Onshore Terminal shall be observed by the parties in accordance with Section 2.2 (f):

     Clause Twenty-first
     Clause Twenty-second
     Clause Twenty-three
     Clause Twenty-four
     Clause Twenty-sixth
     and the definitions relating to the above referenced Clauses as set forth in Clause Second.

Terms and Conditions Applicable to Purchases, Sales and
Deliveries of Brent:

     The following provisions of the Agreement for the Sale of Brent Blend Crude Oil on 15 Day Terms, General Conditions, Shell U.K. Limited, July 1990, shall be observed by the parties in accordance with Secton 2.2 (f):

     Section 2
     Section 3
     Section 7
     Section 8
     Section 9
     Section 10
     Section 13
     and the definitions relating to the above referenced
     Sections as set forth in Section 1.

Terms and Conditions Applicable to Purchases, Sales and
Deliveries of Forties:

     The following provisions of the BP Oil International Limited Conditions of Sale for Forties Blend Crude Oil on 18 Day Terms, November 1994 Edition, shall be observed by the parties in accordance with Section 2.2 (f):

     Section 5
     Section 7.1.1
     Section 9
     Section 10
     Section 13
     and the definitions relating to the above-referenced
     Sections as set forth in Section 2.

                                                                   SCHEDULE C








                                Current Liens
                                     None

                                                                    SCHEDULE D




                                  Litigation
                                     None

                                                                     EXHIBIT A

                                 OIL CO. LTD.

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that Oil Co. Ltd., a Cayman Islands company, hereby makes, constitutes, and appoints Triton Colombia, Inc., a Delaware corporation, or any officer, director, employee or agent of Triton Colombia, Inc., to act as Oil Co. Ltd.s true and lawful representative and attorney-in-fact, with full power of substitution, for and in Oil Co. Ltd.s name, place and stead: (a) to endorse, to or to the order of Morgan Guaranty Trust Company of New York, its successors and assigns (MGT), each of the following documents: bills of lading in respect of crude oil delivered by Triton Colombia, Inc. or any designee of Triton Colombia, Inc. to Oil Co. Ltd., and such other documents as are necessary or customary in similar transactions to fully vest in MGT title to such crude oil and to deliver such bills of lading, other documents and all related invoices, inspection reports, certificates of origin, and certificates of quantity and quality directly to MGT or its order; and (b) otherwise to take any such further action as may be necessary in connection with any of the foregoing, by giving to said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully to all intents and purposes as Oil Co. Ltd. might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     The foregoing power of attorney: (i) may not be changed orally; and (ii) shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws provisions thereof).

     TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, OIL CO. LTD. HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY.

     IN WITNESS WHEREOF, Oil Co. Ltd. has hereunto signed its name and seal this 25th day of May, 1995.

               OIL CO., LTD.

               /s/ David Sargison
               By: David Sargison
               Title: Director


SUBSCRIBED AND SWORN to
before me this 25th day
of May, 1995

/s/
   Notary

My Commission Expires:
31st January 1996

                                                                     EXHIBIT B

                             TRITON COLOMBIA, INC.

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that Triton Colombia, Inc. a Delaware corporation, hereby makes, constitutes, and appoints Oil Co. Ltd., a Cayman Islands company, or any officer, director, employee or agent of Oil Co. Ltd., to act as Triton Colombia, Inc.s true and lawful representative and attorney-in-fact, with full power of substitution, for and in Triton Colombia Inc.s name, place and stead: (a) to issue instructions to the operator of the Port of Covenas , Colombia at the point of delivery of the crude oil or a vessel operator to the extent necessary to facilitate the disposition of crude oil delivered by Triton Colombia, Inc. to Oil Co. Ltd.; (b) to issue instructions to the operator of the port of terminal at any delivery point other than the Port of Covenas or a vessel operator to the extent necessary to facilitate the disposition of crude oil delivered by Triton Colombia, Inc. to Oil Co. Ltd. at a location other than the Port of Covenas; and (c) otherwise to take any such further action as may be necessary in connection with any of the foregoing, by giving to said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the foregoing as fully to all intents and purposes as Triton Colombia, Inc. might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     The foregoing power of attorney: (i) is a special power of attorney coupled with an interest and is irrevocable; (ii) may not be changed orally; and (iii) shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws provisions thereof).

     TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, TRITON COLOMBIA, INC. HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY.

     IN WITNESS WHEREOF, Triton Colombia, Inc. has hereunto signed its name and seal this 25th day of May, 1995.

               TRITON COLOMBIA, INC.

               /s/ Robert B. Holland III
               By: Robert B. Holland III
               Title: Vice President


SUBSCRIBED AND SWORN to
before me this 25th day
of May, 1995

/s/
   Notary

My Commission Expires:
31st January 1996